Exhibit 10.1

SHARED SERVICES AND SUPPLY AGREEMENT

among

ARMORED AUTOGROUP PARENT INC.

ARMORED AUTOGROUP INC.

IDQ ACQUISITION CORP.

IDQ HOLDINGS, INC.

and

IDQ OPERATING, INC.

Dated March 17, 2014

i

ARTICLE IX Trademark Licenses		12

9.1	Trademark License Grants	12
9.2	Termination of License for Breach	13

ARTICLE X Miscellaneous		13

10.1	Independent Contractors	13
10.2	Employees	14
10.3	Title to Intellectual Property	14
10.4	Dispute Resolution	15
10.5	Notices	16
10.6	Successors and Assigns; Third Party Beneficiaries	17
10.7	Amendment and Waiver	17
10.8	Counterparts	18
10.9	Headings	18
10.10	Governing Law	18
10.11	Consent to Jurisdiction and Service of Process	18
10.12	Waiver of Jury Trial	18
10.13	Severability	18
10.14	Entire Agreement	18
10.15	Further Assurances	19
10.16	Publicity; Confidentiality	19
10.17	Bankruptcy	19

ii

SHARED SERVICES AND SUPPLY AGREEMENT

THIS SHARED SERVICES AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2014 (“Effective Date”) by and among Armored AutoGroup Parent Inc., a Delaware corporation (“Parent”), Armored AutoGroup Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“AAG”), IDQ Acquisition Corp., a Delaware corporation (“IDQ Acquisition”), IDQ Holdings, Inc., a Delaware corporation and direct wholly-owned subsidiary of IDQ Acquisition (“IDQ Holdings”), and IDQ Operating, Inc., a New York corporation and direct wholly-owned subsidiary of IDQ Holdings (“IDQ Operating” and, together with IDQ Acquisition and IDQ Holdings, “IDQ”).

WITNESSETH:

WHEREAS, IDQ has identified and requested each of AAG and Parent to provide certain services and supply certain products to IDQ;

WHEREAS, AAG has identified and requested each of IDQ and Parent to provide certain services and supply certain products to AAG;

WHEREAS, Parent has identified and requested each of IDQ and AAG to provide certain services to Parent;

WHEREAS, upon the terms and subject to the conditions set forth herein, each of AAG, IDQ and Parent has agreed to provide and/or accept the applicable services and/or products.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, agreements, and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I
Definitions

1.1                               Certain Defined Terms in this Agreement. The following terms when used in this Agreement shall have the respective meanings set forth in this Section 1.1.

(a)                                 The term “AAG” shall have the meaning set forth in the preamble.

(b)                                 The term “AAG Licensed Uses” means, with respect to AAG as the licensee, use of the IDQ Trademarks in connection with (a) the advertising, promotion and other marketing, offer for sale, sale and distribution of (i) any Products supplied to AAG by or on behalf of IDQ hereunder, and/or (ii) to the extent authorized in the Schedule or otherwise authorized by IDQ, any other products, and (b) to the extent authorized in the Schedule or otherwise authorized by IDQ, the provision of any Services to IDQ by or on behalf of AAG hereunder.

(c)                                  The term “AAG Trademarks” means the marks set forth on Exhibit A-1.

(d)                                 The term “Agreement” shall have the meaning set forth in the preamble.

(e)                                  The term “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that with respect to IDQ, neither Parent nor AAG and its subsidiaries shall be deemed to be its Affiliate, with respect to AAG, neither Parent nor IDQ and its subsidiaries shall be deemed to be its Affiliate, and with respect to Parent, neither IDQ nor AAG and their respective subsidiaries shall be deemed to be its Affiliate.

(f)                                   The term “Avista” means, collectively, Avista Capital Partners II, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore) II, L.P., a Bermuda exempted limited partnership, and Avista Capital Partners (Offshore) II-A, L.P., a Bermuda exempted limited partnership.

(g)                                  The term “Bankruptcy Code” shall have the meaning set forth in Section 10.17.

(h)                                 The term “Change of Control” means, with respect to any party hereto, (i) the occurrence of an event resulting in Avista and its affiliated investment funds collectively no longer having the power, directly or indirectly, to appoint a majority of the members of the board of directors of such party, or (ii) the direct or indirect sale of all or substantially all of the assets of such party (or their respective parent companies) to a Person other than an Affiliate of Avista.

(i)                                     The term “Confidential Information” means all commercial, business, financial and/or technical information of the disclosing party and any other information that the disclosing party and/or its Affiliates regard(s) as confidential, proprietary or private in nature, all of which is the valuable property of such disclosing party and of its Affiliates, including any trade secrets owned by the disclosing party and its Affiliates and certain proprietary, technical and business information furnished to the disclosing party or to its Affiliates by third parties on a confidential basis and received, held or otherwise obtained by the receiving party in connection with this Agreement, but shall exclude such information that:  (i) is or becomes available to the public other than as a result of a disclosure by the receiving party, its Affiliates, or its Third Party Service Providers in violation of Section 6.1; (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party and its Affiliates, provided that such source is not known to the receiving party at the time of disclosure to be bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing party or any third party with respect to such information; (iii) information which was already in a receiving party’s possession prior to the time of disclosure by the disclosing party or its representatives, provided that such information was not furnished to the receiving party by a source known by the receiving party to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to the receiving or (iv) is or was developed by or on behalf of the receiving party or its Affiliates independently and without reference to or knowledge of the Confidential Information of the disclosing party.

(j)                                    The term “Effective Date” shall have the meaning set forth in the preamble.

(k)                                 The term “Governmental Authority” means any government, nation, state, province, territory or any political subdivision thereof and any department, commission, board, bureau, agency, instrumentality, or other regulatory authority of any of the foregoing, whether federal, state, local, transnational or foreign.

(l)                                     The term “IDQ” shall have the meaning set forth in the preamble.

(m)                             The term “IDQ Acquisition” shall have the meaning set forth in the preamble.

(n)                                 The term “IDQ Licensed Uses” means, with respect to IDQ as the licensee, use of the AAG Trademarks in connection with (a) the advertising, promotion and other marketing, offer for sale, sale and distribution of (i) any Products supplied to IDQ by or on behalf of AAG hereunder, and/or (ii) to the extent authorized in the Schedule or otherwise authorized by AAG, any other products, and (b) to the extent authorized in the Schedule or otherwise authorized by AAG, the provision of any Services to AAG by or on behalf of IDQ hereunder.

(o)                                 The term “IDQ Holdings” shall have the meaning set forth in the preamble.

(p)                                 The term “IDQ Operating” shall have the meaning set forth in the preamble.

(q)                                 The term “IDQ Trademarks” means the marks set forth on Exhibit A-2.

(r)                                    The term “Intellectual Property” means all intellectual property and and associated rights worldwide, including all trademarks, service marks, trade names, trade dress, logos, copyrights, works of authorship (whether or not copyrightable), patents and patent applications, inventions (whether or not patentable) and all trade secrets and know-how (including specifications, formulae, methods, processes) and all other confidential and proprietary information.

(s)                                   The term “Law” means any applicable law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Authority.

(t)                                    The term “Licensee Party” shall have the meaning set forth in ARTICLE IX.

(u)                                 The term “Licensor Party” shall have the meaning set forth in ARTICLE IX.

(v)                                 The term “Loss” shall have the meaning set forth in ARTICLE VII.

(w)                               The term “Parent” shall have the meaning set forth in the preamble.

(x)                                 The term “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

(y)                                 The term “Product” means such products to be supplied by Service Provider to a Service Recipient pursuant to a Service hereunder.

(z)                                  The term “Prime Rate” means the rate that JPMorgan Chase Bank N.A. (or its successor or another major money center commercial bank agreed to by the parties) announces as its prime lending rate, as in effect from time to time.

(aa)                          The term “Purchase Order” shall have the meaning set forth in Section 2.3(b).

(bb)                          The term “Schedule” means a service schedule attached hereto, as amended from time to time.

(cc)                            The term “Services” means such services as set forth on the Schedule attached hereto and further described in ARTICLE II.

(dd)                          The term “Service Fees” shall mean the charges for Services payable by a Service Recipient to the applicable Service Provider, as determined in accordance with the methodologies set forth on the Schedule attached hereto.

(ee)                            The term “Service Provider” shall have the meaning set forth in Section 2.1.

(ff)                              The term “Service Recipient” shall have the meaning set forth in Section 2.1.

(gg)                            The term “Service Term” means the term of each Service which shall begin on the Effective Date and continue through the earliest of (x) the period set forth on the Schedule specifying such Service, (y) the termination of such Service, and (z) the termination of this Agreement.

(hh)                          The term “Third Party Service Provider” means a third party that has been engaged by a Service Provider to assist in the delivery and performance of its obligations under this Agreement.

1.2                               Interpretation.  When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

ARTICLE II
Services and Products

2.1                               Service Schedule.  Commencing on the Effective Date and continuing throughout the Service Term applicable to each Service, AAG (including through its Affiliates and Third Party Service Providers) shall provide or cause to be provided to IDQ and Parent, and IDQ and Parent agree to accept, the Services to be provided by AAG as set forth on the Schedule hereto and shall supply or cause to be supplied to IDQ, and IDQ agrees to purchase, the Products to be supplied by AAG as set forth in the Schedule hereto, which Products shall meet such specifications and other warranties as may be mutually agreed by AAG and IDQ and/or set forth in the Schedule hereto, in each case pursuant to the terms of this Agreement Commencing on the Effective Date and continuing throughout the Service Term applicable to each Service, IDQ (including through its Affiliates and Third Party Service Providers) shall provide or cause to be provided to AAG, and AAG agrees to accept, the Services to be provided by IDQ as set forth on the Schedule hereto, and shall supply or cause to be supplied to AAG, and AAG agrees to purchase, the Products to be supplied by IDQ as set forth in the Schedule hereto, which Products shall meet such specifications and other warranties as may be mutually agreed by AAG and IDQ and/or set forth in the Schedule hereto, in each case pursuant to the terms of this Agreement. Commencing on the Effective Date and continuing throughout the Service Term applicable to each Service, Parent (including through its Affiliates and Third Party Service Providers) shall provide or cause to be provided to IDQ and AAG, and IDQ and AAG agree to accept, the Services to be provided by AAG as set forth on the Schedule hereto pursuant to the terms of this Agreement.  The party providing a Service or supplying a Product hereunder is referred to as a “Service Provider.” The party receiving a Service or purchasing a Product hereunder is referred to as a “Service Recipient.” The parties may at any time and from time to time agree upon additional or amended Schedules to this Agreement, which upon agreement shall be integrated with this Agreement and the other Schedules hereto. In the event of any discrepancy between this Agreement and any Schedule, this Agreement shall govern unless the Schedule expressly overrides this Agreement.

2.2                               Performance of Services.

(a)                                 Each Service Provider covenants it shall perform the applicable Services in a commercially reasonable, professional and workmanlike manner.  During the term of this Agreement, each Service Provider shall use commercially reasonable efforts to maintain the resources appropriate to provide the applicable Services with, as applicable, not less than the level of care, quality, and timeliness that such Service Provider uses in providing such Services in the operation of its business.  Each Service Provider shall promptly notify the applicable Service Recipient of any staffing or resource problems of which it becomes aware that could reasonably be considered to materially and adversely affect the Services.  The parties shall work together in good faith to remedy any such problems.

(b)                                 Each of the parties understands that each Service Provider may contract with Third Party Service Providers to provide services in connection with all or any portion of the Services to be provided hereunder. Each Service Provider may also delegate any of its responsibilities hereunder to any of its Affiliates.

(c)                                  Each Service Provider shall perform the applicable Services in compliance in all material respects with all applicable Laws.  Each Service Provider shall promptly notify the applicable Service Recipient, and the applicable Service Recipient shall promptly notify such Service Provider, of any compliance problems of which it becomes aware that could reasonably be considered to materially and adversely affect the Services or such Service Recipient.

(d)                                 With respect to any issues that arise in connection with the provision of any Services hereunder, the parties shall, as applicable, work together in good faith and seek to promptly identify and implement a commercially reasonable alternative to minimize any interruption, delay or failure in the provision of such Services hereunder.

(e)                                  Each party shall use commercially reasonable efforts to obtain as promptly as possible the consents, approvals, or authorizations of any Person as may be necessary for the performance of its obligations pursuant to this Agreement.  Except as provided on a Schedule, the applicable Service Recipient shall be responsible for any costs associated with obtaining such consents, approvals or authorizations to the extent such costs are commercially reasonable or have been mutually agreed upon by the Service Provider and Service Receipient.  In the event that the consent, approval, or authorization of any such Person, if required, is not obtained within a reasonable time period after the Effective Date, the parties shall work together to develop a commercially reasonable alternative in connection with the Services affected by such failure to obtain consent.  While the parties are developing such an alternative plan, the applicable Service Provider shall be relieved of its obligations as set forth in Section 2.2(f).  If the parties elect such an alternative plan, the applicable Service Provider shall provide the applicable Services in such alternative manner at the applicable Service Recipient’s sole cost and expense (unless otherwise agreed in writing by the parties), as mutually agreed by the parties.  If the parties do not accept such alternative, or no commercially reasonable alternative exists, the applicable Service Provider shall be relieved of its obligation to provide such Services.

(f)                                   A Service Provider’s inability to perform any Services under this Agreement shall be excused if and to the extent the non-performance is caused by:  (i) the failure of the applicable Service Recipient, its third party providers, its (sub)contractors, or its or their employees, officers, directors, representatives or agents: (A) to perform the applicable Service Recipient’s obligations under this Agreement, or (B) to provide resources such Services Provider reasonably requested when required; (ii) the wrongful or tortious actions of the applicable Service Recipient, its third party providers, its (sub)contractors, or its or their employees, officers, directors, representatives or agents; (iii) such Service Provider’s compliance with the applicable Service Recipient’s instructions, decisions, consents, notices, acceptances, authorizations, waivers, permissions or approvals; or (iv) the improper functioning or unavailability of technology for which such Service Provider does not have operational responsibility.  In the event a Service Recipient fails to perform its obligations hereunder or to provide resources under this Agreement when required, the applicable Service Provider will nonetheless use commercially reasonable efforts to provide the applicable Services in the absence of such resources; provided that such Service Recipient will reimburse such Service Provider for any costs reasonably incurred by such Service Provider in the course of mitigating, overcoming, or working around the effects of such non-performance.

2.3                               Supply of Product.

(a)                                 With respect to any Service that contemplates the supply of Products from a Service Provider to a Service Recipient, commencing on the Effective Date and continuing throughout the Service Term applicable to such Service, the applicable Service Provider (including through its Affiliates and Third Party Service Providers) shall supply or cause to be supplied to the applicable Service Recipient the Products as set forth on the Schedule attached hereto by the date or dates specified in a Purchase Order pursuant to the terms of this Agreement, and such Products shall meet such specifications and other warranties as may be mutually agreed by the parties and/or set forth in the Schedule hereto.

(b)                                 With respect to any Service that contemplates the supply of Products from a Service Provider to a Service Recipient, the applicable Service Recipient will order such Products pursuant to written purchase orders, including through an electronic or digital ordering system, issued to the applicable Service Provider (a “Purchase Order”).  There shall be no minimum order quantity required unless otherwise specified in the Schedule.  No such Purchase Order shall be binding on Service Provider until accepted by such Service Provider in writing.  The applicable Service Provider shall use commercially reasonable efforts to accept and fulfill any such Purchase Order. The parties acknowledge that there may be circumstances in which it is not commercially reasonable for Service Provider to accept and/or fulfill any such Purchase Order(s).  Service Provider shall promptly notify the applicable Service Recipient of any problems of which it becomes aware that could reasonably be considered to materially affect the ability to supply Products in accordance with an accepted Purchase Order, with respect thereto.  Unless otherwise expressly set forth in the Schedule or in an applicable accepted purchaser order, title and risk of loss to a Product shall pass to Service Recipient upon the shipment of such Product to the destination pursuant to the applicable Purchase Order. Unless otherwise expressly set forth in the Schedule or in an applicable accepted Purchase Order or otherwise mutually agree by the parties, each Product is sold on an “as is, where is” basis with all faults and without any representation or warranty.

ARTICLE III
Charges and Billing; Taxes

3.1                               Service Fees.  In consideration for each Service set forth on the Schedule attached hereto and to be provided hereunder, the applicable Service Recipient shall pay to the applicable Service Provider the Service Fee set forth opposite such Service on the Schedule attached hereto.

3.2                               Review of Service Fee.  The Service Fees shall be determined on an arm’s length basis as if the parties were unrelated. If either a Service Provider or a Service Recipient believes that the aggregate Service Fees provided hereunder by such Service Provider to such Service Recipient do not equate to arm’s length pricing, either may give notice for the pricing to be reviewed.  If any change is agreed to by both the applicable Service Provider and the applicable Service Recipient based on this review, such change may be made prospectively or may be made effective as of the beginning of the taxable year for which the notice to review was given.

3.3                               Invoices.  Unless otherwise set forth in a Schedule Service Provider shall provide an invoice for the Service Fee on at least a monthly basis in arrears, by the fifth (5th) day (or if such day is not a business day, the next succeeding business day) following the end of each month commencing with the first completed month following the Effective Date. The applicable Service Recipient shall pay the invoice in full within ten (10) business days of receiving such invoice.

3.4                               Late Payments.  Service Fees not paid when due in accordance with the provisions of this Agreement and the Schedule attached hereto may (at the applicable Service Provider’s sole discretion) bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) from such date due until the date paid.

3.5                               Taxes.  Each Service Recipient shall pay any sales, use, value-added, or similar taxes incurred in connection with the applicable Service Provider’s provision of the applicable Services (excluding, for the avoidance of doubt, taxes based on such Service Provider’s net income and similar taxes). Each Service Provider shall provide to the applicable Service Recipient a properly completed and executed IRS Form W-9 establishing that such Service Provider is not subject to U.S. federal backup withholding with respect to amounts payable pursuant to this Agreement.

3.6                               Offset Rights.  A Service Recipient may offset, at its election, against any Service Fee that it owes to a Service Provider any Service Fee that such Service Provider owes to such Service Recipient under this Agreement (subject to such Service Recipient notifying such Service Provider thereof).

ARTICLE IV
Recording Keeping and Audits

4.1                               Record Keeping and Audits.  Each Service Recipient shall have the right, directly or through its representatives and/or agents (subject to such representatives and/or agents agreeing to confidentiality agreements and/or obligations reasonably acceptable to the applicable Service Provider and third party consents when applicable), during normal business hours upon reasonable advance notice (but not more than once during any six (6) month period), and at such Service Recipient’s sole cost and expense:  (i) to audit and inspect the applicable Service Provider’s books and records relevant to the Services; (ii) to interview the applicable Service Provider’s employees; and (iii) to have access to the applicable Service Provider’s systems and other property as reasonably requested by Service Recipient for purposes of this Section 4.1.  In addition, without regard to any specific audit, each Service Recipient may reasonably require the applicable Service Provider to provide it with full documentation of any and all Service Fees relating to the provision of the applicable Services.  Each Service Recipient shall exercise its rights under this Section 4.1 in a manner that does not unreasonably interfere with the conduct of the applicable Service Provider’s business.

ARTICLE V
Term and Termination

5.1                               Term and Termination.

(a)                                 This Agreement shall remain in effect during the period commencing on the Effective Date and ending as provided in this Section 5.1; provided that the provisions of ARTICLE VI, ARTICLE VII, ARTICLE VIII, and ARTICLE X, and any other provision of this Agreement which by its terms is intended to survive, shall survive the termination or the expiration of this Agreement.

(b)                                 The term of each Service shall be until the earlier of (i) the period set forth on the Schedule specifying such Service or (ii) termination of this Agreement in accordance with Section 5.1(c) or Section 5.1(d); provided that a Service Recipient may terminate any or all of the applicable Services (including any portion of a specific Service) at any time upon giving Service Provider not less than sixty (60) days’ prior written notice (unless a longer notice of termination period is required with respect to such Service in the Schedule).  This Agreement shall terminate upon the termination of all Service Terms.

(c)                                  Any party may terminate this Agreement if any other party is in material breach of this Agreement, and such other party fails to cure such breach within thirty (30) days following receipt of notice thereof from the non-breaching party.

(d)                                 IDQ and Parent on the one hand, and AAG and Parent, on the other hand, may terminate this Agreement at any time following a Change of Control of AAG or IDQ, respectively, by delivering written notice of such termination to the other parties hereto.

5.2                               Termination Assistance.  Upon a termination of this Agreement pursuant to Section 5.1(c) hereof, each Service Provider shall use commercially reasonable efforts to provide to the applicable Service Recipient, for up to six (6) months, services to effect an orderly and seamless transition of the applicable Services to the applicable Service Recipient’s internal services environment or to a successor service provider, and such other cooperation as reasonably requested by the applicable Service Recipient in connection with such termination or expiration.  In the event the termination of this Agreement resulted from a Service Recipient’s failure to pay any amounts due under this Agreement, such Service Recipient shall pay for such transition services in advance.

ARTICLE VI
Confidentiality

6.1                               Confidential Information.  Each party shall maintain in strict confidence and shall not use (except to the extent necessary to receive the Services by the disclosing party) or disclose to any third party (except to its Affiliates and Third Party Service Providers in

connection with the receipt of the Services or Products that are themselves bound by similar nondisclosure restrictions) any and all Confidential Information, except as may be necessary in order to comply with a requirement of Law, in which case the receiving party shall, if permissible under applicable Law, promptly notify the disclosing party of any such requirement and, upon the reasonable request of the disclosing party (and at its cost), use reasonable efforts to cooperate with the disclosing party’s efforts to seek a protective order or other remedy to protect its Confidential Information and, if no such protective order or other remedy is obtained or sought, the receiving party may furnish only that portion of the Confidential Information that it concludes (as reasonably determined by such Party after consultation with counsel) is legally required to be disclosed. When any Confidential Information furnished by the disclosing party pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement or this Agreement is terminated in accordance with Section 5.1, the receiving party shall, at the disclosing party’s option, promptly either return to the disclosing Party all of the disclosing party’s Confidential Information in a tangible form (including all copies thereof and all notes, extracts, summaries or other documents and materials based thereon), or certify to the disclosing party that such Confidential Information has been destroyed; provided that, the receiving party may retain an archival copy in its legal files and shall not be required to return or destroy any Confidential Information that is (i) required by Law to be kept by the receiving party, or (ii) retained in archival back-up tapes or similar storage media, which shall only be used by the receiving party for archival purposes.

6.2                               Standard of Care; Disclosure.  With respect to any such Confidential Information, each of the parties shall: (i) use the same degree of care in safeguarding any other party’s Confidential Information as it uses to safeguard its own information which is proprietary and/or treated as confidential; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of the Confidential Information, or upon obtaining notice of such disclosure or use from another party, take or cause to be taken all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

ARTICLE VII
Representations; Indemnification

7.1                               Representations.  Each party hereto represents and warrants to the other that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has all requisite power and authority under the Laws of the State of Delaware to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of this Agreement and to perform and consummate the transactions contemplated hereby; (c) its execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on its part; (d)  this Agreement has been duly and validly executed and delivered by it and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of it, enforceable against it in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity; (e) the execution, delivery and performance of this Agreement by it, does not and will not (i) conflict with, result in a breach or violation of, constitute a default under, in each case, whether with or without the passage of time, the giving of notice or both, to any Law to which it is subject or any provision of its governing documents or any material agreement, contract, license or permit to which it is subject, except as would not reasonably be expected to be material.

7.2                               Indemnification.  Each party shall indemnify, defend, and hold harmless the other parties, their respective Affiliates, and its and their respective equity holders, directors, officers, employees, agents, representatives, successors and permitted assigns from and against any and all liability, damages, costs, or expenses (including, without limitation, reasonable fees and disbursements of counsel), judgments, fines, losses, and claims incurred resulting from a third party claim (“Loss”) if and to the extent that such Loss is attributable: (i) to the indemnifying party’s gross negligence, willful misconduct or fraud; or (ii) to any material inaccuracy or breach of its representations or warranties under this Agreement.  Except as set forth in the immediately preceding sentence, no party shall have any obligation to indemnify any Person for any action or inaction by such party in connection with the performance of Services or supply of Products hereunder.

ARTICLE VIII
Limitation of Liability

8.1                               LIMITATION OF LIABILITY AND EXCLUSION OF CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, AND (II) EXCEPT FOR CLAIMS RELATING TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, SUCH PARTY’S LIABILITY HEREUNDER SHALL NOT EXCEED THE TOTAL OF ALL SERVICE FEES PAID TO THE APPLICABLE SERVICE PROVIDER FOR THE SIX (6) MONTH PERIOD PRECEDING SUCH CLAIM.  THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 8.1 SHALL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

8.2                               DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH SERVICE PROVIDER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OF THE APPLICABLE SERVICES OR PRODUCTS.  NO SERVICE PROVIDER REPRESENTS OR WARRANTS THAT THE PROVISION OF THE APPLICABLE SERVICES OR PRODUCTS PROVIDED HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE.

8.3                               Force Majeure.  Each party will be excused from acting, failing to act or delay in acting, and no such action, failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of such party, if such action, failure or delay is caused by circumstances beyond such party’s reasonable control, including, but not limited to, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, or failure to act or delay resulted from such party’s reasonable belief based upon the advice of its counsel that the action would have violated Laws; provided that if such party’s failure to act or delay is pursuant to such advice of counsel, such party shall immediately inform each applicable other party of such advice and shall propose for such other parties’ approval a commercially reasonable alternative to the advised-against action and shall take such alternative action upon such other parties’ approval and any additional or increased expense shall be borne by such other party.  In any such event, the applicable Service Recipient’s and Service Provider’s obligations hereunder shall be suspended for such time as the performance is suspended or delayed on account of such event and the parties hereto shall seek to promptly identify and implement a commercially reasonable alternative to minimize any interruption, delay or failure in the provision of the Services hereunder.  Each Service Recipient and Service Provider shall promptly notify the other in writing upon learning of the occurrence of such event, such notice to provide reasonable detail as to the nature of such event, and each applicable Service Recipient and Service Provider will promptly use its commercially reasonable efforts to resume its performance with the least practicable delay.

ARTICLE IX
Trademark Licenses

9.1                               Trademark License Grants.

(a)                                 Subject to and expressly conditioned upon compliance with the terms and conditions of this Agreement, during the term of this Agreement, AAG hereby grants to IDQ the non-exclusive, non-transferable (other than as part of an assignment of this Agreement in accordance with Section 10.6), royalty-free, fully paid-up, worldwide right and license to use the AAG Trademarks solely for the IDQ Licensed Uses; provided that IDQ complies with the quality and use guidelines set forth in Exhibit B-1 attached hereto and as may otherwise be provided by IDQ from time to time in writing (collectively, the “AAG Trademark Guidelines”). IDQ shall not have the right to grant any sublicenses under the license granted to IDQ pursuant to this Section 9.1(a) without AAG’s prior written consent.  As between the parties, AAG is the sole and exclusive owner of all right, title and interest in and to the AAG Trademarks and all rights related thereto and goodwill associated therewith. All uses of the AAG Trademarks and the goodwill arising therefrom shall inure solely to the benefit of AAG.  IDQ shall ensure that all its uses of the AAG Trademarks comply with, and are in accordance with, the AAG Trademark Guidelines and all applicable Laws. AAG shall have the right, upon reasonable written notice to IDQ, to inspect (during reasonable business hours mutually agreed upon by the parties) the use of the AAG Trademarks by IDQ (including with respect to the nature and quality of any products manufactured, offered for sale, sold or otherwise commercialized by IDQ in connection with any AAG Trademarks that are covered by the IDQ Licensed Uses) to confirm that IDQ have complied with the AAG Trademark Guidelines to the extent necessary for AAG to carry out appropriate quality control hereunder for the purpose of protecting and maintaining the AAG Trademarks, including the goodwill associated therewith.  Unless otherwise mutually agreed by the parties, such inspections shall not exceed more than one during any six (6) month period during the term of this Agreement.  In determining whether any

IDQ uses of the AAG Trademarks meet the AAG Trademark Guidelines, AAG shall act reasonably and in good faith.

(b)                                 Subject to and expressly conditioned upon compliance with the terms and conditions of this Agreement, during the term of this Agreement, IDQ hereby grants to AAG the non-exclusive, non-transferable (other than as part of an assignment of this Agreement in accordance with Section 10.6), royalty-free, fully paid-up, worldwide right and license to use the IDQ Trademarks solely for the AAG Licensed Uses; provided that AAG complies with the quality and use guidelines set forth in Exhibit B-2 attached hereto and/or as may otherwise be provided by IDQ from time to time in writing (collectively, the “IDQ Trademark Guidelines”). AAG shall not have the right to grant any sublicenses under the license granted to AAG pursuant to this Section 9.1(b) without IDQ’s prior written consent.  As between the parties, IDQ is the sole and exclusive owner of all right, title and interest in and to the IDQ Trademarks and all rights related thereto and goodwill associated therewith. All uses of the IDQ Trademarks and the goodwill arising therefrom shall inure solely to the benefit of IDQ.  AAG shall ensure that all of its uses of the IDQ Trademarks comply with and are in accordance with the IDQ Trademark Guidelines and all applicable Laws.  IDQ shall have the right, upon reasonable written notice to AAG, to inspect (during reasonable business hours mutually agreed upon by the parties) the use of the IDQ Trademarks by AAG (including with respect to the nature and quality of any products manufactured, offered for sale, sold or otherwise commercialized by AAG in connection with any IDQ Trademarks that are covered by the AAG Licensed Uses) to confirm that AAG have complied with the IDQ Trademark Guidelines to the extent necessary for IDQ to carry out appropriate quality control hereunder for the purpose of protecting and maintaining the IDQ Trademarks, including the goodwill associated therewith.  Unless otherwise mutually agreed by the parties, such inspections shall not exceed more than one during any six (6) month period during the term of this Agreement.  In determining whether any AAG uses of the IDQ Trademarks meet the IDQ Trademark Guidelines, IDQ shall act reasonably and in good faith.

(c)                                  No Other Rights.  Except for the rights and license expressly granted to each party under this Section 9.1 and Section 10.3, no right, title or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by AAG or IDQ to the other with respect to any Intellectual Property. All rights with respect to Intellectual Property that are not specifically granted herein are reserved to the owner thereof.

9.2                               Termination of License for Breach. AAG or IDQ (the “Licensor Party”) may terminate the license that it granted to the other (the “Licensee Party”) under Section 9.1 if the Licensee Party is in material breach of any of its obligations set forth in Section 9.1, and the Licensee Party fails to cure such breach within thirty (30) days following receipt of notice thereof from the Licensor Party.  The parties shall use commercially reasurable efforts to accommodate the orderly sell down of any products containing any trademarks the license of which is so terminated.

ARTICLE X
Miscellaneous

10.1                        Independent Contractors. Except as otherwise agreed in writing in the Schedule attached hereto by the parties hereto, in the performance of the Services to be rendered hereunder, each Service Provider shall at all times act as an independent contractor, and is not in any respect an agent, attorney, employee, representative, joint venturer, partner or fiduciary of the applicable Service Recipient. No Service Provider or Service Recipient shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever. Without limiting the foregoing, no Service Provider shall be an agent of any Service Recipient nor shall have any power or authority to bind any Service Recipient under any contract or otherwise nor shall it represent to any third party that it has any such authority or that it is acting in any capacity other than its role solely as a service provider under this Agreement. Without limiting the foregoing, each Service Provider shall make appropriate disclosures such that customers or creditors of such Service Provider understand the nature of the arrangements related to the provision of shared services and that such Service Provider and applicable Service Recipient are separate companies.

10.2                        Employees. Individuals employed by any Service Provider, its Affiliates or any Third Party Service Provider who provide Services shall in no respect be considered employees of the applicable Service Recipient or any of its Affiliates.  Each Service Provider is an independent contractor and will have exclusive control and direction of its employees engaged in performing the applicable Services hereunder. Each Service Provider assumes full responsibility for the payment of local, state, federal payroll, withholding taxes, severance obligations and termination costs for its employees engaged in the performance of applicable the applicable Services hereunder.

10.3                  Title to Intellectual Property.  Each Service Recipient acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by the applicable Service Provider, by reason of the provision of the Services provided hereunder.  The applicable Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by Service Provider, and the applicable Service Recipient shall reproduce any such notices on any and all copies thereof.  No Service Recipient shall attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the applicable Service Provider, and Service Recipient shall promptly notify the applicable Service Provider of any such attempt, regardless of whether by such Service Recipient or any third party, of which such Service Recipient becomes aware. Notwithstanding anything to the contrary contained herein, each Service Provider hereby grants on behalf of itself and all of its applicable subsidiaries to the applicable Service Recipient a perpetual, nonexclusive, non-transferrable (other than as part of an assignment of this Agreement in accordance with Section 10.6)), royalty-free, fully paid-up), worldwide right and license to use any Intellectual Property owned by Service Provider (to the extent Service Provider has the right to grant such right and license without conflicting with the rights of, or incurring any payment or other obligation to, any other Person) for use by the applicable Service Recipient solely as part of or in connection with the provision of the applicable Services hereunder. Any Service Recipient may extend the benefit of this license to consultants and contractors solely to the extent necessary for such Service Recipient to enjoy the benefits of the applicable Services performed under this Agreement, but not for their independent use. Any other provisions relating to Intellectual Property with respect to any Services shall be contained in the applicable Schedules or as may be mutually agreed in writing by the parties, and each Schedule shall provide that the Service Provider agrees to provide, upon reasonable request by the applicable Service Recipient, all documents and tangible embodiments of any Intellectual Property created or developed under such Schedule on behalf of the Service Recipient as part of the Services. For the avoidance of doubt, all Intellectual Property and other proprietary rights owned by or licensed to a Service Provider shall be and at all times remain the exclusive property of such Service Provider (or the applicable licensor) and except as otherwise expressly provided in a Schedule or this Agreement, nothing in this Agreement is intended to, nor shall anything in this Agreement be construed to, grant or convey any rights, title, interest or license, express or implied, from one party to any other party in or to any Intellectual Property owned or licensed by such party (whether now or hereafter existing).

10.4                        Dispute Resolution.

(a)                                 Any dispute between the parties shall be resolved as provided in this Section 10.4, which shall be the sole and exclusive procedure for the resolution of disputes.  Notwithstanding the foregoing, each party may institute formal proceedings at any time in order to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action, the parties shall continue to participate in good faith in the procedures specified in this Section 10.4.  Any provisional relief obtained pursuant to this Section 10.4(a) shall be limited as appropriate to preserve the jurisdiction of the American Arbitration Association to resolve the dispute between the parties.

(b)                                 The parties shall first attempt in good faith to resolve any dispute between them by negotiation among the project stakeholders identified on the Schedule attached hereto.  Any party may give any other party written notice of any dispute not resolved in the normal course of business.  Within ten (10) business days after receipt of such notice, the receiving party shall submit to the other a written response.  The notice and the response shall include a statement of each party’s position, a summary of arguments supporting that position and any supporting documentation.  Within five (5) business days after receipt of the response by such other party, the parties shall meet at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

(c)                                  If the stakeholders are unable to resolve, or do not anticipate resolving, the dispute within thirty (30) days (or such longer period as the parties may agree) after notice of such dispute is received by the non-disputing party, then the dispute shall be referred to executives of the parties who have authority to settle the dispute.  Such executives shall attempt to resolve the dispute by good faith negotiation.

(d)                                 If the parties’ executives are unable to resolve any dispute within ten (10) business days (or such longer period as the parties may agree) after such dispute is referred to them, the parties shall undertake to promptly initiate mediation and to appoint an independent mediator or, if the parties cannot agree, the mediator shall be appointed by the American Arbitration Association office in New York, New York.  Each party shall bear its own costs of mediation and shall share equally the cost of the mediator and the mediation proceedings.   If the parties are unable to resolve the dispute through mediation, the parties may seek any of their respective remedies at law or equity.

(e)                                  Except as provided in Section 10.4(a), no party may bring a formal proceeding relating to any dispute arising out of or relating to this Agreement until the dispute resolution and escalation procedures set forth in this Section 10.4 have been exhausted.

10.5                        Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by facsimile transmission, by an internationally recognized courier service or by personal delivery:

if to Parent:

Armored AutoGroup Parent Inc.

44 Old Ridgebury Rd

Danbury, CT 06810

Facsimile: 203-797-9103

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: 212-446-6460

Attention: Joshua Kogan; Dvir Oren

if to AAG:

Armored AutoGroup Inc.

44 Old Ridgebury Rd

Danbury, CT 06810

Facsimile: 203-797-9103

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: 212-446-6460

Attention: Joshua Kogan; Dvir Oren

if to IDQ:

IDQ Operating, Inc.

100 S. Bedford Road, #300

Mt. Kisco, NY 10549

Facsimile: 914-798-7971

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: 212-446-6460

Attention: Joshua Kogan; Dvir Oren

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by courier service; and when receipt is mechanically acknowledged, if sent by facsimile transmission. Any party may by notice given in accordance with this Section 10.5 designate another address or Person for receipt of notices hereunder.

10.6                        Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor the rights or obligations of the parties hereunder are assignable in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided that any Service Provider may assign or delegate its obligations under this Agreement in whole or in part to any Affiliate which has the resources, capabilities and personnel necessary to fulfill such Service Provider’s obligations under this Agreement without the consent of any other party hereto; provided, further, that each Service Recipient may assign this Agreement and any of the provisions hereof (i) for collateral security purposes to financing sources of such Service Recipient or (ii) to any acquiror in connection with a transaction described in clause (ii) of Section 1.1(c) hereof.

10.7                        Amendment and Waiver.

(a)                                 No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 Any amendment, supplement, or modification of or to any provision of this Agreement (including the Schedules), any waiver of any provision of this Agreement (including the Schedules), and any consent to any departure by any party hereto from the terms of any provision of this Agreement (including the Schedules), shall be effective: (i) only if it is made or given in writing and signed by all the parties hereto; and (ii) only in the specific instance and for the specific purpose for which made or given.

10.8                        Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.9                        Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.10                 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflict of law principles thereof.

10.11                 Consent to Jurisdiction and Service of Process. Except as set forth in Section 10.5 each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be instituted in the federal or state courts located in Wilmington, Delaware and hereby expressly submits to the exclusive personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 10.5.

10.12                 Waiver of Jury Trial.  EACH PARTY HERETO  HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

10.13                 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.14                 Entire Agreement. This Agreement, together with the Schedule attached hereto and exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the Schedule and exhibits hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

In the event of any conflict between this Agreement, the Schedule, and the exhibits, the order of precedence shall be:  this Agreement, the Schedule, and then the exhibits.

10.15                 Further Assurances.  Each party shall cooperate and use all of its commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to effectuate the provisions and purposes of this Agreement, including the execution of any additional documents or instruments and the taking of all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement.

10.16                 Publicity; Confidentiality. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by each of the parties hereto.

10.17                 Bankruptcy.  Subject to its fiduciary duties, in the event a Service Provider seeks protection under Title 11 of the United States Code (the “Bankruptcy Code”), such Service Provider shall use all reasonable efforts to (a) assume this Agreement pursuant to Section 365 of the Bankruptcy Code pursuant to a confirmed plan of reorganization, or (b) otherwise fulfill its obligations under this Agreement in a manner mutually agreeable to the applicable Service Recipient.

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IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has executed this Shared Services Agreement as of the Effective Date.

ARMORED AUTOGROUP INC.

By:	/s/ J. Andrew Bolt
Name:	Andrew Bolt
Title:	Executive Vice President and Chief Financial
Officer

ARMORED AUTOGROUP PARENT INC.

By:	/s/ J. Andrew Bolt
Name:	Andrew Bolt
Title:	Executive Vice President and Chief Financial
Officer

IDQ ACQUISITION CORP.

By:	/s/ Gerard Rooney
Name:	Gerard Rooney
Title:	Chief Financial Officer

IDQ HOLDINGS, INC.

By:	/s/ Gerard Rooney
Name:	Gerard Rooney
Title:	Chief Financial Officer

IDQ OPERATING, INC.

By:	/s/ Gerard Rooney
Name:	Gerard Rooney
Title:	Chief Financial Officer

{Shared Services Agreement}

SERVICES SCHEDULE

SERVICE	DESCRIPTION	SERVICE FEE	SERVICE RECIPIENT	SERVICE PROVIDER